Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Northern Trust Corporation:
We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Chicago, Illinois
July 20, 2016